UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2026

BKV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-42282	85-0886382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 17th Street, Suite 2100 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 375-9680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BKV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 10, 2026, BKV Corporation, a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, Bedrock Energy Partners, LLC, as the selling stockholder (the “selling stockholder”), and RBC Capital Markets, LLC, as the sole underwriter (the “Underwriter”), providing for the offer and sale by the Company and the selling stockholder (the “Offering”), and the purchase by the Underwriter, of (a) 5,550,000 shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), offered by the Company and (b) 4,142,089 shares (the “Secondary Shares”) of Common Stock offered by the selling stockholder, in each case, at a price of $26.58 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriter an option for a period of 30 days to purchase up to an additional 1,453,813 shares of Common Stock on the same terms (the “Option”), which Option was exercised by the Underwriter in full on March 11, 2026.

The material terms of the Offering are described in the final prospectus supplement, dated March 10, 2026 (the “Prospectus Supplement”), and the accompanying base prospectuses (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 12, 2026 pursuant to Rule 424(b)(5) and Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a registration statement on Form S-3, as amended (File No. 333-290676), with respect to the Primary Shares, and a registration statement on Form S-3 (File No. 333-292408), with respect to the Secondary Shares, which registration statements became effective on December 1, 2025 and December 23, 2025, respectively (together, the “Registration Statements”).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company and the selling stockholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

On March 12, 2026, the Company and the selling stockholder completed the Offering, including the Underwriter’s full exercise of the Option, and the Company received proceeds (after discounts and commissions payable to the Underwriter as well as the Company’s expenses related to the Offering) from the Offering of approximately $185.2 million. As described in the Prospectus, the Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital, operating expenses and capital expenditures. The Company did not receive any of the proceeds from the sale of the Common Stock held by the selling stockholder.

As more fully described in the Prospectus, the Underwriter and its affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the Underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K (the “Current Report”) and incorporated into this Item 1.01 by reference.

Item 8.01	Other Events.

In connection with the Offering, the Company is filing the opinion of Baker Botts L.L.P. as part of this Current Report that is to be incorporated by reference into the Registration Statements. The opinion of Baker Botts L.L.P. is filed as Exhibit 5.1 to this Current Report and incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of March 10, 2026, by and among BKV Corporation, Bedrock Energy Partners, LLC and RBC Capital Markets, LLC.
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BKV Corporation

March 12, 2026	By:	/s/ David R. Tameron
David R. Tameron
Chief Financial Officer